Exhibit 99.2

For Immediate Release

Contact:	Ken Bond	Deborah Hellinger
	Oracle Investor Relations	Oracle Corporate Communications
	1.650.607.0349	1.212.508.7935
	ken.bond@oracle.com	deborah.hellinger@oracle.com

Oracle Chief Executive Officer Mark Hurd to Take a Leave of Absence for Health Related Reasons

REDWOOD SHORES, Calif., September 11, 2019 -- Oracle Corporation (NYSE: ORCL) today announced that Mark V. Hurd, Chief Executive Officer of Oracle, will take a leave of absence for health related reasons. The following message was communicated to Oracle employees today:

To all my friends and colleagues at Oracle,

Though we all worked hard together to close the first quarter, I've decided that I need to spend time focused on my health.  At my request, the Board of Directors has granted me a medical leave of absence. As you all know, Larry, Safra and I have worked together as a strong team, and I have great confidence that they and the entire executive management team will do a terrific job executing the exciting plans we will showcase at the upcoming OpenWorld.

I love Oracle and wish you all success during my absence.

Mark

“Mark has requested a leave of absence from Oracle to address some health related issues and we all wish him a speedy recovery,” said Oracle Founder, Executive Chairman and Chief Technology Officer, Larry Ellison. “Oracle has an extremely capable CEO in Safra Catz and an extraordinarily deep team of executives, many with long tenure at Oracle. Safra and I will cover Mark’s responsibilities during his absence with support from the rest of our strong management team."

“Mark was extremely engaged with the business through the end of our just completed Q1, but now Mark needs to focus on his health,” said Safra Catz, Oracle CEO. “We will miss him at our OpenWorld conference next week, but we understand that he needs to rest and take care of himself.”

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